Exhibit 3.1

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF NEUBASE THERAPEUTICS, INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Interim Chief Executive Officer of NeuBase Therapeutics, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”) were amended by unanimous written consent of the Board of Directors of the Corporation, effective as of May 29, 2024, to amend and restate Section 8 and Section 10 of the Bylaws in their entirety as follows:

“Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of one-third of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by statute or by the Certificate of Incorporation, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum entitled to take action with respect to the vote on such matter.

In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the outstanding shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

“Section 10. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.”

The foregoing amendments to the Bylaws have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment to the Bylaws to be signed by its Interim Chief Executive Officer this 29th day of May, 2024.

/s/ Todd Branning
Name: Todd Branning
Title: Interim Chief Executive Officer